Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-86494) of American Locker Group Incorporated’s (the “Company”) 1999 Stock Incentive Plan of our report dated April 10, 2014, with respect to the consolidated financial statements and financial statement schedule of American Locker Group Incorporated as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

Our report contains an explanatory paragraph that states that the Company has experienced recurring losses from operations and has a working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Travis Wolff, LLP

Dallas, Texas

April 10, 2014